[IEC electronics corp.[GRAPHIC LOGO OMITTED]

                                                105 Norton Street o PO Box 271 o
                                         Newark, NY 14513 o Ph: (315) 331-7742 o
                                   Fax: (315) 331-3547 o www.iec-electronics.com
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                      IEC Electronics Corp. Seeks Delisting
             from Berlin Stock Exchange; Shares of Company Traded on
                 Berlin Exchange Without Company's Authorization


For Immediate Release

NEWARK, N.Y. - July 29, 2004 - IEC Electronics Corp. (IECE.OB) announced today that it is taking immediate action to demand delisting from the Berlin Stock Exchange. The Company's common stock is currently listed on the Berlin Stock Exchange without the Company's permission.

A number of U.S. publicly traded companies have recently been listed and traded on the Berlin-Bremen Stock Exchange without the permission of the individual companies. Concern has been expressed by financial media that certain brokers might be using the German listings to avoid U.S. restrictions against "naked short selling." This practice can force the price of a stock down through the selling of non-existent shares of stock.

"We believe that the unauthorized listing of IEC's stock on the Berlin Exchange offers no value to the Company or its shareholders and has had a significant negative impact on our stock price. We are therefore exploring the necessary steps to remove the Company from this exchange," stated W. Barry Gilbert, CEO of IEC.

IEC is a full-service ISO-9001 certified, independent manufacturer of printed circuit board assemblies and other electronic products and systems employing state-of-the-art production utilizing surface mount and pin-through-hole technology. IEC offers its customers a wide range of manufacturing and management services, on either a turnkey or consignment basis, including material procurement and control, concurrent engineering service, manufacturing and test engineering support, statistical quality assurance and complete resource management. For more information, IEC's website is located at www.iec-electronics.com.


Contact:
--------
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com
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